Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – July 28, 2015

Auburn National Bancorporation, Inc. Reports Record Quarterly Net Earnings

Second Quarter 2015 Highlights:

●	Record quarterly net earnings of $2.2 million, or $0.59 per share

●	Earnings per share increased 16% compared to second quarter 2014

●	Net interest income (tax-equivalent) increased 10% compared to second quarter 2014

●	Interest recoveries of $225 thousand realized on payoff of two impaired loans

●	Average loans increased $23.5 million or 6% compared to second quarter 2014

●	Annualized net recoveries as a % of average loans were 0.16% compared to 0.02% in second quarter 2014

●	Nonperforming assets were 0.23% of total assets at June 30, 2015 compared to 0.57% a year earlier

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported record quarterly net earnings of $2.2 million, or $0.59 per share, for the second quarter of 2015, compared to $1.9 million, or $0.51 per share, for the second quarter of 2014. Net earnings for the first six months of 2015 were $4.0 million, or $1.10 per share, compared to $3.7 million, or $1.01 per share, for the first six months of 2014.

“In addition to the interest recoveries on two problem loans, the Company’s record quarterly results reflect solid loan growth, strong asset quality, and improved net interest margin,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $6.1 million for the second quarter of 2015, an increase of 10% compared to the second quarter of 2014. This increase reflects management’s efforts to increase earnings by shifting the Company’s asset mix through loan growth, focusing on deposit pricing, and repaying higher-cost wholesale funding. Net interest income (tax-equivalent) for the second quarter of 2015 included $0.2 million in recoveries of interest related to payoffs received on two previously impaired loans. Excluding the impact of these recoveries, net interest income (tax-equivalent) would have been $5.9 million for the second quarter of 2015, an increase of 6% compared to the second quarter of 2014. Average loans were $402.5 million in the second quarter of 2015, an increase of $23.5 million or 6%, from the second quarter of 2014. Average deposits were $699.5 million in the second quarter of 2015, an increase of $14.9 million or 2%, from the first six months of 2014.

Nonperforming assets were $1.9 million, or 0.23% of total assets, at June 30, 2015, compared to $4.4 million, or 0.57% of total assets, at June 30, 2014. Annualized net recoveries were 0.16% of average loans for the second quarter of 2015, compared to 0.02% of average loans for the second quarter of 2014. The Company recorded no provision for loan losses in the second quarter of 2015 and 2014. Provision expense reflects the absolute level of loans, loan growth, the credit quality of the loan portfolio, and the amount of net charge-offs. Our allowance for loan losses was 360% of nonperforming loans and 1.20% of total loans at June 30, 2015, compared to 169% of nonperforming loans and 1.23% of total loans at June 30, 2014.

Noninterest income was $1.2 million for the second quarter of 2015, compared to $1.1 million in the second quarter of 2014. The increase was primarily due to an increase in mortgage lending income of $0.1 million. The increase in mortgage lending income was primarily due to an increase in origination income and a decrease in the mortgage servicing rights (“MSR”) valuation allowance. These improvements were partially offset by a decrease in servicing fees, net of related amortization expense. Although servicing fees were largely unchanged, amortization expense increased as mortgage refinance activity resulted in faster prepayment speeds.

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Reports Record Quarterly Net Earnings/page 2

Noninterest expense was $4.0 million in the second quarter of 2015, compared to $3.8 million in the second quarter of 2014. The increase was primarily due to an increase in net expenses related to OREO of $0.1 million and an increase in other noninterest expense of $0.1 million. OREO expense, net increased compared to the second quarter of 2014 primarily due to gains realized on the sale of certain OREO properties in the second quarter of 2014.

Income tax expense was $0.8 million for the second quarter of 2015, compared to $0.7 million for the second quarter of 2014. The Company’s income tax expense for the second quarter of 2015 reflects an effective income tax rate of 26.52%, compared to 26.87% for the second quarter of 2014. The Company’s income tax expense is principally impacted by tax-exempt earnings on municipal securities investments and bank-owned life insurance.

The Company paid cash dividends of $0.22 per share in the second quarter of 2015, an increase of 2.3% from the same period in 2014. At June 30, 2015, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $806 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Kroger in Opelika and Wal-Mart SuperCenter stores in both Auburn and Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2014 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation and calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

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Reports Record Quarterly Net Earnings/page 3

Financial Highlights (unaudited)

Quarter ended June 30,	Six Months Ended June 30,

(Dollars in thousands, except per share amounts)	2015	2014	2015	2014

Results of Operations
Net interest income (a)	$6,126	$5,565	$11,984	$11,159
Less: tax-equivalent adjustment	338	312	673	636

Net interest income (GAAP)	5,788	5,253	11,311	10,523
Noninterest income	1,167	1,081	2,488	1,837

Total revenue	6,955	6,334	13,799	12,360
Provision for loan losses	—	—	—	(400)
Noninterest expense	4,029	3,792	8,343	7,740
Income tax expense	776	683	1,444	1,340

Net earnings	$2,150	$1,859	$4,012	$3,680

Per share data:
Basic and diluted net earnings:	$0.59	$0.51	$1.10	$1.01
Cash dividends declared	$0.22	$0.215	$0.44	$0.43
Weighted average shares outstanding:
Basic and diluted	3,643,413	3,643,295	3,643,389	3,643,228
Shares outstanding, at period end	3,643,428	3,643,328	3,643,428	3,643,328
Book value	$21.15	$19.84	$21.15	$19.84
Common stock price:
High	$25.75	$25.00	$25.75	$25.80
Low	24.51	22.90	23.15	22.90
Period-end:	25.73	24.02	25.73	24.02
To earnings ratio	12.08	x	12.19	x	12.08	x	12.19	x
To book value	122%	121%	122%	121%
Performance ratios:
Return on average equity (annualized)	10.91%	10.72%	10.31%	10.91%
Return on average assets (annualized)	1.09%	0.96%	1.01%	0.96%
Dividend payout ratio	37.29%	42.16%	40.00%	42.57%
Other financial data:
Net interest margin (a)	3.29%	3.09%	3.22%	3.14%
Effective income tax rate	26.52%	26.87%	26.47%	26.69%
Efficiency ratio (b)	55.24%	57.06%	57.65%	59.56%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,359	$2,804	$1,359	$2,804
Other real estate owned	499	1,584	499	1,584

Total nonperforming assets	$1,858	$4,388	$1,858	$4,388

Net (recoveries) charge-offs	$(164)	$(17)	$(50)	$140

Allowance for loan losses as a % of:
Loans	1.20%	1.23%	1.20%	1.23%
Nonperforming loans	360%	169%	360%	169%
Nonperforming assets as a % of:
Loans and other real estate owned	0.45%	1.13%	0.45%	1.13%
Total assets	0.23%	0.57%	0.23%	0.57%
Nonperforming loans as a % of total loans	0.33%	0.73%	0.33%	0.73%
Net (recoveries) charge-offs as % of avg. loans (c)	(0.16)%	(0.02)%	(0.02)%	0.07%

Selected average balances:
Securities	$259,376	$274,305	$261,809	$271,177
Loans, net of unearned income	402,482	378,994	401,327	378,163
Total assets	791,889	772,326	796,947	767,268
Total deposits	699,453	684,613	702,582	681,487
Long-term debt	7,217	12,217	9,372	12,217
Total stockholders’ equity	78,791	69,367	77,858	67,472
Selected period end balances:
Securities	$252,906	$276,953	$252,906	$276,953
Loans, net of unearned income	408,495	385,826	408,495	385,826
Allowance for loan losses	4,886	4,728	4,886	4,728
Total assets	806,233	775,128	806,233	775,128
Total deposits	715,994	684,181	715,994	684,181
Long-term debt	7,217	12,217	7,217	12,217
Total stockholders’ equity	77,053	72,291	77,053	72,291

 (a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.
(c)	Net (recoveries) charge-offs are annualized.

Reports Record Quarterly Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2015	2014	2015	2014

Net interest income, as reported (GAAP)	$5,788	$5,253	$11,311	$10,523
Tax-equivalent adjustment	338	312	673	636

Net interest income (tax-equivalent)	$6,126	$5,565	$11,984	$11,159